UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 11, 2009
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-08733	85-0212139
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
9.01	Financial Statements and Exhibits

2.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Nord Resources Corporation (“Nord” or the “Company”) has entered into a formal Executive Employment Agreement dated November 11, 2009 (the “Agreement”) with Randy Davenport, who was appointed as Nord’s Vice President and Chief Operating Officer on January 12, 2009. Previously, Mr. Davenport had been serving the Company in such capacities pursuant to a letter agreement dated January 12, 2009 (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, Mr. Davenport was entitled to a base salary of $230,000 per annum. In addition Mr. Davenport was granted 500,000 stock options on January 12, 2009 pursuant to the Corporation’s 2006 Stock Incentive Plan. These stock options vest as to 166,667 on April 11, 2009, 166,667 on January 12, 2010 and 166,666 on January 12, 2011. The stock options have an exercise price of $0.205 per share and expire on January 12, 2014.

The Letter Agreement also provided that Mr. Davenport would receive all customary benefits from the Company (including health care benefits, 401–K and 3 weeks of vacation annually), and that he would also be eligible for participation in bonus plans as implemented by the Board of Directors at a target level of 50% of his salary.

It was contemplated that the Company and Mr. Davenport would enter into a formal executive employment agreement on these terms, for a term of at least three years, upon confirmation of his acceptability of as an executive officer from the Toronto Stock Exchange. The Letter Agreement provided that, among other provisions, the formal executive employment agreement will include a provision stating that, in the event Mr. Davenport’s employment is terminated by the Corporation without cause, he would be entitled to continuation of his base salary for twelve (12) months. Although the Toronto Stock Exchange had confirmed Mr. Davenport’s acceptability of as an executive officer of the Company shortly after his appointment, the formalization of Mr. Davenport’s Agreement was deferred while management focused on ramping up operations at the Company’s Johnson Camp Mine.

The Agreement memorializes the foregoing terms (including confirmation of Mr. Davenport’s base salary of $230,000 per annum, subject to such increases, if any, as may be approved in writing by the Board of Directors from time to time), and clarifies that the Board may, in its sole discretion, award financial bonuses to Mr. Davenport to reward exemplary service on behalf of the Company. Any such bonus shall be awarded at a minimum rate of 50% of Mr. Davenport’s base salary. The Agreement provides for an initial three year term measured from January 12, 2009, subject to automatic renewal for successive one year periods unless it is terminated in accordance with its terms.

Absent a change in control (including a change of control resulting from a merger or consolidation of Nord with any other corporation), if Nord terminates Mr. Davenport for any reason not for cause (other than death or disability), it will be required to pay within 60 days all accrued unpaid salary, bonuses and expenses due to Mr. Davenport, and will also be required to continue to pay Mr. Davenport’s salary for 12 months (the “Severance Term”). In addition, if Mr. Davenport is then eligible for, and elects to continue, health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following the date of any such termination, Nord will be required to pay Mr. Davenport’s COBRA premiums until the earlier of expiration of the Severance Term or the date on which Mr. Davenport commences employment with any other employer which provides health insurance benefits at least as favorable as those provided by Nord.

3.

Following a change in control, in the event Nord terminates Mr. Davenport for any reason other than for death/disability or cause, Nord will be required to pay to Mr. Davenport within 60 days all accrued unpaid salary, bonuses, expenses, and a lump sum equal to two times his base salary. If Mr. Davenport is then eligible for, and elects to continue, health insurance coverage pursuant to COBRA, Nord will also be required to pay Mr. Davenport’s COBRA premiums for 18 months. Mr. Davenport will also be entitled to receive payment of premiums necessary for continuation of any supplemental disability policy or, at the election of Nord, a lump sum equal to the aggregate premiums in respect of the policy, in either case for a period of 12 months. Mr. Davenport may also elect to terminate his employment following a change of control and receive these payments and benefits.

The Agreement also provides for certain non-solicitation and non-competition covenants on the part of Mr. Davenport for a period of 24 months following the date of termination of his employment for any reason.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit
99.1	Executive Employment Agreement between Nord Resources Corporation and Randy Davenport dated November 11, 2009*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

By:
DATE: November 13, 2009		/s/ Wayne M. Morrison
Wayne M. Morrison
Chief Financial Officer

4.